UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

(Amendment No. ______)

HashiCorp, Inc.

(Name of Issuer)

Class A common stock, par value $0.000015 per share

(Title of Class of Securities)

418100103

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 418100103	13G

1.	Names of Reporting Persons GGV Capital V L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 20,986,922 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 20,986,922 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,986,922 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 11.7% of Common Stock (57.8% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments, L.L.C., GGV VII Plus Investments, L.L.C., GGV Capital V L.L.C., GGV Capital Select L.L.C., GGV Capital VII L.L.C., GGV Capital VII Plus L.L.C., Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards, Hans Tung and Eric Xu (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of shares of Class B Common Stock held directly by GGV Capital V L.P. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. GGV Capital V L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons GGV Capital V Entrepreneurs Fund L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 770,220 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 770,220 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 770,220 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.4% of Common Stock (4.8% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of shares of Class B Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V Entrepreneurs Fund L.P. As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons GGV Capital Select L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 6,277,066 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 6,277,066 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,277,066 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 3.5% of Common Stock (29.1% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of shares of Class B Common Stock held directly by GGV Capital Select L.P. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P. As such, GGV Capital Select L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P. GGV Capital Select L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital Select L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons GGV VII Investments L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 864,448 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 864,448 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 864,448 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.5% of Common Stock (5.3% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of shares of Class B Common Stock held directly by GGV VII Investments L.L.C. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. GGV Capital VII L.L.C. serves as the Manager of GGV VII Investments L.L.C. As such, GGV Capital VII L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV VII Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Investments L.L.C. GGV VII Investments L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards, Hans Tung and Eric Xu are Managing Directors of GGV Capital VII L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards, Hans Tung and Eric Xu possess power to direct the voting and disposition of the shares owned by GGV VII Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Investments L.L.C. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons GGV VII Plus Investments L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 835,632 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 835,632 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 835,632 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.5% of Common Stock (5.2% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of shares of Class B Common Stock held directly by GGV VII Plus Investments L.L.C. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. GGV Capital VII Plus L.L.C. serves as the Manager of GGV VII Plus Investments L.L.C. As such, GGV Capital VII Plus L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV VII Plus Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Plus Investments L.L.C. GGV VII Plus Investments L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards, Hans Tung and Eric Xu are Managing Directors of GGV Capital VII Plus L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards, Hans Tung and Eric Xu possess power to direct the voting and disposition of the shares owned by GGV VII Plus Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Plus Investments L.L.C. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards, Hans Tung and Eric Xu own no securities of the Issuer directly.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons GGV Capital V L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 21,757,142 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 21,757,142 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 21,757,142 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 12.2% of Common Stock (58.7% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 20,986,922 shares of Class B Common Stock held directly by GGV Capital V L.P.; and (ii) 770,220 shares of Class B Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneur Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons GGV Capital Select L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 6,277,066 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 6,277,066 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,277,066 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 3.5% of Common Stock (29.1% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of shares of Class B Common Stock held directly by GGV Capital Select L.P. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P. As such, GGV Capital Select L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P. GGV Capital Select L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital Select L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103		13G
1.	Names of Reporting Persons GGV Capital VII L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 864,448 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 864,448 shares (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 864,448 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 0.5% of Common Stock (5.3% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of shares of Class B Common Stock held directly by GGV VII Investments L.L.C. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. GGV Capital VII L.L.C. serves as the Manager of GGV VII Investments L.L.C. As such, GGV Capital VII L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV VII Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Investments L.L.C. GGV VII Investments L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards, Hans Tung and Eric Xu are Managing Directors of GGV Capital VII L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards, Hans Tung and Eric Xu possess power to direct the voting and disposition of the shares owned by GGV VII Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Investments L.L.C. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103		13G
1.	Names of Reporting Persons GGV Capital VII Plus L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 835,632 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 835,632 shares (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 835,632 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 0.5% of Common Stock (5.2% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of shares of Class B Common Stock held directly by GGV VII Plus Investments L.L.C. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. GGV Capital VII Plus L.L.C. serves as the Manager of GGV VII Plus Investments L.L.C. As such, GGV Capital VII Plus L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV VII Plus Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Plus Investments L.L.C. GGV VII Plus Investments L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards, Hans Tung and Eric Xu are Managing Directors of GGV Capital VII Plus L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards, Hans Tung and Eric Xu possess power to direct the voting and disposition of the shares owned by GGV VII Plus Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Plus Investments L.L.C. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards, Hans Tung and Eric Xu own no securities of the Issuer directly.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103		13G
1.	Names of Reporting Persons Jixun Foo
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Singapore
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 29,734,288 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 29,734,288 shares (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 29,734,288 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 16.6% of Common Stock (66.0% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 20,986,922 shares of Class B Common Stock held directly by GGV Capital V L.P.; (ii) 770,220 shares of Class B Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P.; (iii) 6,277,066 shares of Class B Common Stock held directly by GGV Capital Select L.P.; (iv) 864,448 shares of Class B Common Stock held directly by GGV VII Investments LLC; and (v) 835,632 shares of Class B Common Stock held directly by GGV VII Plus Investments LLC. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P., GGV Capital VII L.L.C. serves as the Manager of GGV VII Investments L.L.C., and GGV Capital VII Plus L.L.C. serves as the Manager of GGV VII Plus Investments L.L.C. Jixun Foo is a Managing Director of GGV Capital V L.L.C., GGV Capital Select L.L.C. GGV Capital VII L.L.C. and GGV Capital VII Plus L.L.C. As such, Jixun Foo has shared power to direct the voting and disposition of the shares owned by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C. and GGV VII Plus Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C. and GGV VII Plus Investments L.L.C. Jixun Foo owns no securities of the Issuer directly.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103		13G
1.	Names of Reporting Persons Glenn Solomon
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 29,734,288 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 29,734,288 shares (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 29,734,288 shares Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 16.6% of Common Stock (66.0% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 20,986,922 shares of Class B Common Stock held directly by GGV Capital V L.P.; (ii) 770,220 shares of Class B Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P.; (iii) 6,277,066 shares of Class B Common Stock held directly by GGV Capital Select L.P.; (iv) 864,448 shares of Class B Common Stock held directly by GGV VII Investments LLC; and (v) 835,632 shares of Class B Common Stock held directly by GGV VII Plus Investments LLC. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P., GGV Capital VII L.L.C. serves as the Manager of GGV VII Investments L.L.C., and GGV Capital VII Plus L.L.C. serves as the Manager of GGV VII Plus Investments L.L.C. Glenn Solomon is a Managing Director of GGV Capital V L.L.C., GGV Capital Select L.L.C. GGV Capital VII L.L.C. and GGV Capital VII Plus L.L.C. As such, Glenn Solomon has shared power to direct the voting and disposition of the shares owned by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C. and GGV VII Plus Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C. and GGV VII Plus Investments L.L.C. Glenn Solomon owns no securities of the Issuer directly.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103		13G
1.	Names of Reporting Persons Jenny Hong Wei Lee
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Singapore
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 29,734,288 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 29,734,288 shares (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 29,734,288 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 16.6% of Common Stock (66.0% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 20,986,922 shares of Class B Common Stock held directly by GGV Capital V L.P.; (ii) 770,220 shares of Class B Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P.; (iii) 6,277,066 shares of Class B Common Stock held directly by GGV Capital Select L.P.; (iv) 864,448 shares of Class B Common Stock held directly by GGV VII Investments LLC; and (v) 835,632 shares of Class B Common Stock held directly by GGV VII Plus Investments LLC. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P., GGV Capital VII L.L.C. serves as the Manager of GGV VII Investments L.L.C., and GGV Capital VII Plus L.L.C. serves as the Manager of GGV VII Plus Investments L.L.C. Jenny Hong Wei Lee is a Managing Director of GGV Capital V L.L.C., GGV Capital Select L.L.C. GGV Capital VII L.L.C. and GGV Capital VII Plus L.L.C. As such, Jenny Hong Wei Lee has shared power to direct the voting and disposition of the shares owned by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C. and GGV VII Plus Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C. and GGV VII Plus Investments L.L.C. Jenny Hong Wei Lee owns no securities of the Issuer directly.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103		13G
1.	Names of Reporting Persons Jeffrey Gordon Richards
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 29,734,288 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 29,734,288 shares (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 29,734,288 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 16.6% of Common Stock (66.0% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	20,986,922 shares of Class B Common Stock held directly by GGV Capital V L.P.; (ii) 770,220 shares of Class B Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P.; (iii) 6,277,066 shares of Class B Common Stock held directly by GGV Capital Select L.P.; (iv) 864,448 shares of Class B Common Stock held directly by GGV VII Investments LLC; and (v) 835,632 shares of Class B Common Stock held directly by GGV VII Plus Investments LLC. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P., GGV Capital VII L.L.C. serves as the Manager of GGV VII Investments L.L.C., and GGV Capital VII Plus L.L.C. serves as the Manager of GGV VII Plus Investments L.L.C. Jeffrey Gordon Richards is a Managing Director of GGV Capital V L.L.C., GGV Capital Select L.L.C. GGV Capital VII L.L.C. and GGV Capital VII Plus L.L.C. As such, Jeffrey Gordon Richards has shared power to direct the voting and disposition of the shares owned by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C. and GGV VII Plus Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C. and GGV VII Plus Investments L.L.C. Jeffrey Gordon Richards owns no securities of the Issuer directly.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103		13G
1.	Names of Reporting Persons Hans Tung
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 29,734,288 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 29,734,288 shares (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 29,734,288 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 16.6% of Common Stock (66.0% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 20,986,922 shares of Class B Common Stock held directly by GGV Capital V L.P.; (ii) 770,220 shares of Class B Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P.; (iii) 6,277,066 shares of Class B Common Stock held directly by GGV Capital Select L.P.; (iv) 864,448 shares of Class B Common Stock held directly by GGV VII Investments LLC; and (v) 835,632 shares of Class B Common Stock held directly by GGV VII Plus Investments LLC. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P., GGV Capital VII L.L.C. serves as the Manager of GGV VII Investments L.L.C., and GGV Capital VII Plus L.L.C. serves as the Manager of GGV VII Plus Investments L.L.C. Hans Tung is a Managing Director of GGV Capital V L.L.C., GGV Capital Select L.L.C. GGV Capital VII L.L.C. and GGV Capital VII Plus L.L.C. As such, Hans Tung has shared power to direct the voting and disposition of the shares owned by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C. and GGV VII Plus Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C. and GGV VII Plus Investments L.L.C. Hans Tung owns no securities of the Issuer directly.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103		13G
1.	Names of Reporting Persons Eric Xu
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization People’s Republic of China
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 1,700,080 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 1,700,080 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,700,080 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions)	☐
11.	Percent of Class Represented by Amount in Row 9 1.0% of Common Stock (10.0% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 864,448 shares of Class B Common Stock held directly by GGV VII Investments L.L.C. and (ii) 835, 632 shares of Class B Common Stock held directly by GGV VII Plus Investments LLC. GGV Capital VII L.L.C. serves as the Manager of GGV VII Investments L.L.C., and GGV Capital VII Plus L.L.C. serves as the Manager of GGV VII Plus Investments L.L.C. Eric Xu is a Managing Director of GGV Capital VII L.L.C. and GGV Capital VII Plus L.L.C. As such, Eric Xu has shared power to direct the voting and disposition of the shares owned by GGV VII Investments L.L.C. and GGV VII Plus Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Investments L.L.C. and GGV VII Plus Investments L.L.C. Eric Xu owns no securities of the Issuer directly.

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

Introductory Note: This statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of the Class A common stock, par value $0.000015 per share of HashiCorp, Inc. (the “Issuer”).

Item 1(a).	Name of Issuer: HashiCorp, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Officers:

101 Second Street, Suite 700

San Francisco, California 94105

Item 2(a).	Name of Person(s) Filing:

GGV Capital V L.P.

GGV Capital V Entrepreneurs Fund L.P.

GGV Capital Select L.P.

GGV VII Investments L.L.C.

GGV VII Plus Investments L.L.C.

GGV Capital V L.L.C.

GGV Capital Select L.L.C.

GGV Capital VII L.L.C.

GGV Capital VII Plus L.L.C.

Jixun Foo

Glenn Solomon

Jenny Hong Wei Lee

Jeffrey Gordon Richards

Hans Tung Eric Xu

Item 2(b).	Address of Principal Business Office:

GGV Capital

3000 Sand Hill Road, Suite 4-230

Menlo Park, California 94025

United States of America

Item 2(c).	Citizenship or Place of Organization:

Name		Citizenship or Place of Organization
1.	GGV Capital V L.P.	Delaware, United States of America
2.	GGV Capital V Entrepreneurs Fund L.P.	Delaware, United States of America
3.	GGV Capital Select L.P.	Delaware, United States of America
4.	GGV VII Investments L.L.C.	Cayman Islands
5.	GGV VII Plus Investments L.L.C.	Cayman Islands
6.	GGV Capital V L.L.C.	Delaware, United States of America
7.	GGV Capital Select L.L.C.	Delaware, United States of America
8.	GGV Capital VII L.L.C.	Cayman Islands
9.	GGV Capital VII Plus L.L.C.	Cayman Islands
10.	Jixun Foo	Singapore
11.	Glenn Solomon	United States of America
12.	Jenny Hong Wei Lee	Singapore
13.	Jeffrey Gordon Richards	United States of America
14.	Hans Tung	United States of America
15.	Eric Xu	People’s Republic of China

CUSIP No. 418100103	13G

Item 2(d).	Title of Class of Securities: Class A Common Stock, par value $0.000015 per share

Item 2(e).	CUSIP Number: 418100103

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4(a).	Amount Beneficially Owned:

Item 4(b).	Percent of Class:

Item 4(c).	Number of shares as to which such persons have:

The following information with respect to the ownership of Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2021:

Reporting Persons	Shares Held Directly (1)	Shared Voting Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Total Common Stock (3)	Percentage of Class A Common Stock (3)
GGV Capital V L.P.	20,986,922	20,986,922	20,986,922	20,986,922	11.7%	57.8%
GGV Capital V Entrepreneurs Fund L.P.	770,220	770,220	770,220	770,220	0.4%	4.8%
GGV Capital Select L.P.	6,277,066	6,277,066	6,277,066	6,277,066	3.5%	29.1%
GGV VII Investments L.L.C.	864,448	864,448	864,448	864,448	0.5%	5.3%
GGV VII Plus Investments L.L.C.	835,632	835,632	835,632	835,632	0.5%	5.2%
GGV Capital V L.L.C. (2)	0	21,757,142	21,757,142	21,757,142	12.2%	58.7%
GGV Capital Select L.L.C. (2)	0	6,277,066	6,277,066	6,277,066	3.5%	29.1%
GGV Capital VII L.L.C. (2)	0	864,448	864,448	864,448	0.5%	5.3%
GGV Capital VII Plus L.L.C. (2)	0	835,632	835,632	835,632	0.5%	5.2%
Jixun Foo (2)	0	29,734,288	29,734,288	29,734,288	16.6%	66.0%
Glenn Solomon (2)	0	29,734,288	29,734,288	29,734,288	16.6%	66.0%
Jenny Hong Wei Lee (2)	0	29,734,288	29,734,288	29,734,288	16.6%	66.0%
Jeffrey Gordon Richards (2)	0	29,734,288	29,734,288	29,734,288	16.6%	66.0%
Hans Tung (2)	0	29,734,288	29,734,288	29,734,288	16.6%	66.0%
Eric Xu (2)	0	1,700,080	1,700,080	1,700,080	1.0%	10.0%

(1)	Represents shares of Class B Common Stock currently held by the Reporting Persons.

(2)	GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneur Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. owns no securities of the Issuer directly. GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P. As such, GGV Capital Select L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P. GGV Capital Select L.L.C. owns no securities of the Issuer directly. GGV Capital VII L.L.C. serves as the Manager of GGV VII Investments L.L.C. As such, GGV Capital VII L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV VII Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Investments L.L.C. GGV Capital VII L.L.C. owns no securities of the Issuer directly. GGV Capital VII Plus L.L.C. serves as the Manager of GGV VII Plus Investments L.L.C. As such, GGV Capital VII Plus L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV VII Plus Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Plus Investments L.L.C. GGV Capital VII Plus L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C., and GGV Capital Select L.L.C. As such, they may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P. and GGV Capital Select L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards, Hans Tung and Eric Xu are Managing Directors of GGV Capital VII L.L.C. and GGV Capital VII Plus L.L.C. As such, they may be deemed to have indirect beneficial ownership of the shares held by GGV VII Investments L.L.C. and GGV VII Plus Investments L.L.C. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards, Hans Tung and Eric Xu own no securities of the Issuer directly.

CUSIP No. 418100103	13G

(3)	These percentages are based on a total of 178,887,670 shares of Common Stock (15,300,000 shares of Class A Common Stock and 163,587,670 shares of Class B Common Stock) outstanding as of as of December 13, 2021 upon the closing of the Issuer’s initial public offering, as reported in the Issuer’s prospectus dated December 8, 2021 (the “Final Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended (the “Securities Act”). In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

Not applicable.

CUSIP No. 418100103	13G

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022

GGV Capital V L.P.
GGV CAPITAL V ENTREPRENEURS FUND L.P.
BY: GGV Capital V L.L.C.
ITS: General Partner

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

GGV Capital V L.L.C.

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

GGV CAPITAL SELECT L.P.
BY: GGV Capital SELECT L.L.C.
ITS: General Partner

By:	/s/ Terence Jen
Terence Jen
Attorney-in-Fact

GGV Capital SELECT L.L.C.

By:	/s/ Terence Jen
Terence Jen
Attorney-in-Fact

GGV VII INVESTMENTS L.L.C.
BY: GGV Capital Vii L.L.C.
ITS: MANAGER

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

GGV VII PLUS INVESTMENTS L.L.C.
BY: GGV Capital Vii PLUS L.L.C.
ITS: MANAGER

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

CUSIP No. 418100103	13G

/s/ Jixun Foo
Jixun Foo

/s/ Glenn Solomon
Glenn Solomon

/s/ Jenny Hong Wei Lee
Jenny Hong Wei Lee

/s/ Jeffrey Gordon Richards
Jeffrey Gordon Richards

/s/ Hans Tung
Hans Tung

/s/ Eric Xu
Eric Xu

Exhibit(s):

Exhibit 99.1:	Joint Filing Statement

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Class A Common Stock of HachiCorp, Inc.

Dated: February 14, 2022

GGV Capital V L.P.
GGV CAPITAL V ENTREPRENEURS FUND L.P.
BY: GGV Capital V L.L.C.
ITS: General Partner

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

GGV Capital V L.L.C.

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

GGV CAPITAL SELECT L.P.
BY: GGV Capital SELECT L.L.C.
ITS: General Partner

By:	/s/ Terence Jen
Terence Jen
Attorney-in-Fact

GGV Capital SELECT L.L.C.

By:	/s/ Terence Jen
Terence Jen
Attorney-in-Fact

GGV VII INVESTMENTS L.L.C.
BY: GGV Capital Vii L.L.C.
ITS: MANAGER

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

GGV VII PLUS INVESTMENTS L.L.C.
BY: GGV Capital Vii PLUS L.L.C.
ITS: MANAGER

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

/s/ Jixun Foo
Jixun Foo

/s/ Glenn Solomon
Glenn Solomon

/s/ Jenny Hong Wei Lee
Jenny Hong Wei Lee

/s/ Jeffrey Gordon Richards
Jeffrey Gordon Richards

/s/ Hans Tung
Hans Tung

/s/ Eric Xu
Eric Xu